Exhibit 3

VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 13, 2006 (this “Agreement”), among the shareholders listed on the signature page(s) hereto (collectively, the “Shareholders” and each individually, a “Shareholder”), VNG Acquisition LLC, a Delaware limited liability company (the “Buyer”), and Valley National Gases Incorporated, a Pennsylvania corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Shareholders beneficially own the shares of capital stock of the Company set forth on Schedule I hereto (such shares, or any other voting or equity securities of the Company acquired hereafter during the term of this Agreement, including but not limited to shares acquired by Shareholders pursuant to the exercise of options (whether now held or granted after the execution of this Agreement) to acquire the common stock of the Company, being referred to herein collectively as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, the Buyer, Transitory Subsidiary and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of the Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”);

WHEREAS, the Buyer, Gary E. West, the majority shareholder of the Company (the “Majority Shareholder”) and an escrow agent to be mutually agreed upon by the parties hereto (the “Escrow Agent”), shall enter into an Escrow Agreement, substantially in the form of Exhibit A hereto (the “Escrow Agreement”), pursuant to which, at the Effective Time, a portion of the aggregate Merger Consideration payable to the Majority Shareholder will be deposited into escrow pursuant the terms of the Escrow Agreement;

WHEREAS, as a condition to the willingness of the Buyer to enter into the Merger Agreement, the Buyer has required that (i) Gary E. West, the majority shareholder of the Company (the “Majority Shareholder”) agree to indemnify the Buyer for any breach by the Company of the Company’s representations and warranties contained in Article III of the Merger Agreement, (ii) the Majority Shareholder enter into an Escrow Agreement with the Buyer and an escrow agent to be mutually agreed upon by the parties hereto (the “Escrow Agent”), substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), and, pursuant to such Escrow Agreement, deposit a portion of the aggregate Merger Consideration payable to the Majority Shareholder into escrow pursuant to the terms of the Escrow Agreement to provide the sole source of funds to satisfy the indemnification obligations of the Majority Shareholder pursuant to this Agreement, and (iii) the Shareholders agree to enter into this Agreement; and

WHEREAS, in order to induce the Buyer to enter into the Merger Agreement, the Shareholders are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1. Voting of Shares.

(a) Each Shareholder covenants and agrees that during the term of this Agreement, at the Company Meeting or any other meeting of the Shareholders of the Company, however called, including any adjournment or postponement thereof, or in connection with any written consent of the Shareholders of the Company, each Shareholder shall, in each case to the fullest extent that such Shareholder’s Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Shareholder’s Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Shareholder’s Shares (i) in favor of the adoption of the Merger Agreement; and (ii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company in office on the date of this Agreement; (D) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by the Buyer; or (E) any other material change in the Company’s corporate structure or business.

(b) Each Shareholder hereby irrevocably grants to, and appoints, the Buyer, and any individual designated in writing by the Buyer, and each of them individually, as his or her proxy and attorney-in-fact (with full power of substitution), for and in his or her name, place and stead, to vote such Shareholder’s Shares at any meeting of the shareholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Shareholder understands and acknowledges that the Buyer is entering into the Merger Agreement in reliance upon each Shareholder’s execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except as otherwise provided for herein, each Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and is irrevocable, and each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Shareholder’s Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

(c) Except as set forth in Section 1(a), no Shareholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company. In addition, nothing in this Agreement shall give the Buyer or any of its designees the right to vote any Shares in connection with the election of directors.

Section 2. No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shareholder’s Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shareholder’s Shares.

Section 3. Transfer of Shares. Each Shareholder covenants and agrees that while this Agreement is in effect, such Shareholder will not (a) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any Shares; provided that the foregoing shall not prevent (i) the transfer of Shares upon the death of a Shareholder pursuant to the terms of any trust or will of the Shareholder or by the laws of intestate succession, but only if, and any such transfer shall be void unless, the transferee executes and delivers to the Buyer an agreement to be bound by the terms of this Agreement to the same extent as the Shareholder or (ii) the conversion of the Shares into the right to receive Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement.

Section 4. Indemnification Obligations of the Majority Shareholder.

(a) The Majority Shareholder hereby covenants and agrees to indemnify and hold harmless the Buyer against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”) incurred or suffered by the Buyer or the Company directly or proximately resulting from (i) a breach of any of the representations and warranties of the Company contained in Article III of the Merger Agreement, notwithstanding the termination of representations and warranties at the Effective Time pursuant to the terms of the Merger Agreement and (ii) any litigation, the subject matter of which is welding rod fumes and which arises out of the operation of the business of the Company and its Subsidiaries prior to the Effective Time. At the Closing, the Majority Shareholder, the Buyer and the Escrow Agent shall execute the Escrow Agreement, pursuant to which, on the Effective Date, the Buyer shall deposit with the Escrow Agent, on behalf of the Majority Shareholder, Twelve Million and Five Hundred Thousand Dollars ($12,500,000) of the aggregate Merger Consideration payable to the Majority Shareholder pursuant to Section 2.1(d) of the Merger Agreement (the “Escrow Amount”), to be held in escrow pursuant to the terms of the Escrow Agreement for the purpose of securing the indemnification obligations of the Majority Shareholder set forth in this Section 4 of this Agreement. The Majority Shareholder and Buyer hereby agree that the Escrow

Agreement and recourse to the Escrow Amount shall be the sole and exclusive remedy available to the Buyer in respect of any claim by the Buyer under this Section 4 of this Agreement.

(b) Notwithstanding anything else contained in this Agreement, (i) the Buyer shall not make a claim under this Section 4 of the Agreement unless and until the amount of all such claims by the Buyer exceeds Seven Hundred and Fifty Thousand Dollars ($750,000.00), in which case the Buyer shall be entitled to make a demand for the whole amount of such claims and all such subsequent claims, (ii) the Majority Shareholder shall have no liability for, and in no event shall the Majority Shareholder be required to indemnify the Buyer against, any Costs incurred or suffered by the Buyer directly or proximately resulting from any stockholder litigation arising from or relating to the Merger, and (iii) in no event shall the liability of the Majority Shareholder under this Section 4 exceed the Escrow Amount.

(c) The Buyer shall give written notification to the Majority Shareholder of the commencement of any suit or proceeding by a person or entity other than the Buyer, which the Buyer reasonably believes may give rise to a claim for indemnification hereunder (a “Third Party Action”). Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail the facts constituting the basis for such Third Party Action and the amount of the claimed damages. Within 20 days after delivery of such notification, the Majority Shareholder may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer. If the Majority Shareholder does not so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The non-controlling party may participate in such defense at its own expense. The party controlling such defense shall keep the non-controlling party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto. The non-controlling party shall furnish the controlling party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling party in the defense of such Third Party Action. The Majority Shareholder shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Majority Shareholder agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer. The Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Majority Shareholder, which shall not be unreasonably withheld, conditioned or delayed.

(d) In order to seek indemnification under this Section 4, the Buyer shall deliver a written notification (a “Claim Notice”) to the Majority Shareholder, which notification shall contain a description of the Costs incurred by the Buyer or the Company, a statement that the Buyer is entitled to indemnification under this Section 4 for such Costs and a reasonable explanation of the basis thereof and a demand for payment in the amount of such Costs (the

“Claimed Amount”). The Buyer shall have the right to aggregate or accumulate de minimis Claimed Amounts for the purpose of providing a Claim Notice to the Majority Shareholder.

(e) Within 20 days after delivery of a Claim Notice, the Majority Shareholder shall deliver to the Buyer a response to such Claim Notice in writing (a “Response”), in which the Majority Shareholder shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, within three days following the delivery of the Response, the Buyer and the Majority Shareholder shall deliver to the Escrow Agent, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Buyer is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, within three days following the delivery of the Response, the Buyer and the Majority Shareholder shall deliver to the Escrow Agent, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount.

(f) During the 30-day period following the delivery of a Response that reflects a dispute, the Buyer and the Majority Shareholder shall use good faith efforts to resolve the dispute. If the dispute is not resolved within such 30-day period, the Buyer and the Majority Shareholder shall discuss in good faith the submission of the dispute to binding arbitration. The provisions of this Section 4(f) shall not obligate the Buyer and the Majority Shareholder to submit to arbitration or any other alternative dispute resolution procedure with respect to any dispute, and in the absence of an agreement by the Buyer and the Majority Shareholder to arbitrate a dispute, such dispute shall be resolved in a state or federal court sitting in New York, New York. Promptly following the resolution of the dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), the Buyer and the Majority Shareholder shall deliver to the Escrow Agent, a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Amount shall be disbursed to the Buyer and/or the Majority Shareholder (which notice shall be consistent with the terms of the resolution of the dispute).

(g) The obligations of the Majority Shareholder under this Section 4 shall terminate on the third anniversary of the Effective Time, except with respect to claims made against the Escrow Amount prior to such date.

Section 5. Leases. Prior to the Effective Time, the Master Lease Agreement between Valley National Gases, Inc. and West Rental Inc., dated as of May 1, 2001, and the leases identified on Schedule II hereto shall be amended on mutually agreeable terms to provide that in the event of any renewal for an additional five-year period (as provided in the respective lease agreements), the rents during such five-year renewal term shall be equal to the fair market value rent on the date of the commencement of the renewal term. In addition, such leases shall be further amended to provide that upon the expiration of the five-year renewal term, the Company shall have the option to renew such lease for an additional term of five years. The Majority Shareholder agrees to use his best efforts to effect the foregoing amendments, and agrees that his obligation to do so may be enforced by the Company.

Section 6. Representations and Warranties of the Shareholders. Each Shareholder on his or her own behalf hereby severally represents and warrants to the Buyer with respect to such Shareholder and such Shareholder’s ownership of the Shares as follows:

(a) Ownership of Shares. The Shareholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests. The Shareholder owns no shares of Company Common Stock, or a right to acquire Company Common Stock, other than the Shares as set forth on Schedule I hereto. The Shareholder has sole voting power, without restrictions (other than those created by this Agreement), with respect to all of the Shares owned by such Shareholder as set forth on Schedule I hereto.

(b) Power, Binding Agreement. The Shareholder has the legal capacity and all requisite power and authority to enter into and perform all of his or her obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder, the Shares or any of the Shareholder’s properties or assets. Except as expressly contemplated hereby, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust. Except for the expiration or termination of the waiting period under the HSR Act and informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

Section 7. No Solicitation. Each Shareholder covenants and agrees with the Buyer that, during the term of this Agreement, he shall not and shall not permit any of his employees, consultants, accountants, legal counsel, advisors, agents or other representatives to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage, or respond to, any inquiries with respect to, or the making, submission or reaffirmation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions, negotiations or other communications relating to any Acquisition Proposal, or (iii) furnish to any person, or provide any person with access to, any confidential information with respect to the Company, this Agreement, the Merger Agreement or any agreement entered into by the Buyer, the Company and/or any Shareholder in connection therewith or the transactions contemplated hereby or thereby (“Non-Public Information”). Without limiting the generality of the previous sentence, promptly (but in any event within 48 hours) after the Shareholder’s receipt of any Acquisition Proposal (including any reaffirmation of any Acquisition Proposal first made prior to the date of this Agreement) or any request for Non-Public Information, the concerned Shareholder shall (i) provide the Buyer with oral notice, with written notice to follow promptly (and in any event within one Business Day), of the material terms and conditions of any such Acquisition Proposal or request for Non-Public Information, and the identity of the person making such Acquisition Proposal or request for Non-Public Information and (ii) promptly (but in any event within 48 hours) keep the Buyer informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal or request for Non-Public Information.

Section 8. Notice of Acquisitions and Waiver of Appraisal Rights. (a) Each Shareholder hereby agrees to notify the Buyer promptly in writing of the number of any additional Shares or other securities of the Company of which the Shareholder acquires beneficial ownership on or after the date hereof.

(b) To the fullest extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under the applicable law.

Section 9. Termination. This Agreement shall terminate upon the first to occur of:

(a) the Effective Time; provided, however, that (i) the obligations of the Majority Shareholder under Section 4 of this Agreement shall survive the Effective Time for a period of three years, except with respect to claims made against the Escrow Amount prior to such date, and (ii) the obligations of the Majority Shareholder under Section 5 of this Agreement shall survive the Effective Time until such time as the Majority Shareholders has fulfilled his obligations thereunder;

(b) written notice of termination of this Agreement by the Buyer to the Shareholders; or

(c) the date of termination of the Merger Agreement.

Section 10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 11. Fiduciary Duties. Notwithstanding anything in this Agreement, each Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of such Shareholder’s respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in such Shareholder’s capacity as an officer or director of the Company to the extent permitted by the Merger Agreement.

Section 12. Consent and Waiver. Each Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have in his or her capacity as a Shareholder of the Company.

Section 13. Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided that Section 1 and Section 8(b) hereof shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law thereof.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(i) if to a Shareholder in care of the Company at the address set forth below;

(ii) if to the Buyer to:

Caxton-Iseman Capital, Inc.

500 Park Avenue

New York, NY 10022

Attention: Joost F. Thesseling

Telecopy: (212) 832-9450

Email: jthesseling@caxton-iseman.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Alan M. Klein, Esq.

Telecopy: (212) 455-2502

(iii) if to the Company to:

Valley National Gases Incorporated

200 West Beau Street, Suite 200

Washington, Pennsylvania 15301

Attention: William A. Indelicato, Chief Executive Officer

Telecopy: (203) 863-4448

with a copy to:

Robinson & Cole LLP

280 Trumbull Street

Hartford, Connecticut 06103

Attention: John B. Lynch, Jr., Esq.

Telecopy: (860) 275-8299

(f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary or Affiliate of the Buyer without the consent of the Company or the Shareholders. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(j) WAIVER OF JURY TRIAL. EACH OF THE BUYER AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR EACH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(k) Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Shareholders contained herein shall not survive the termination of this Agreement, except for Section 4 of this Agreement which shall survive the Effective Time by a period of three years, except with respect to claims made against the Escrow Amount prior to such date, and Section 5.

(l) No Control. Nothing contained in this Agreement shall give the Buyer the right to control or direct the Company or the Company’s operations.

(m) Further Assurances. From time to time, at the Buyer’s request and expense and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as maybe necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

[Remainder of page left blank intentionally; next page is the signature page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

COMPANY:

VALLEY NATIONAL GASES INCORPORATED

By:	/s/ William A. Indelicato
Name: William A. Indelicato
Title: Chief Executive Officer

BUYER:

VNG ACQUISITION LLC

By:	/s/ Frederick J. Iseman
Name: Frederick J. Iseman
Title: Senior Managing Director

By:	/s/ Joost F. Thesseling
Name: Joost F. Thesseling
Title: Vice President

[Signature Page Continued]

SHAREHOLDERS:

/s/ Gary E. West
Gary E. West

PHYLLIS AND GARY WEST CHARITABLE TRUST

By:	/s/ Gary E. West
Name: Gary E. West
Title: Trustee

GARY AND PHYLLIS WEST ASSOCIATES L.P.

By:	/s/ Gary E. West
Name: Gary E. West
Title: Managing Partner

By:	/s/ Phyllis J. West
Name: Phyllis J. West
Title: Member

Schedule I

Shareholder Name	Number of Shares Underlying Options	Number of Shares of Common Stock	Total
Gary E. West	0	6,602,800	6,602,800
Phyllis and Gary West Charitable Trust	0	340,000	340,000
Gary and Phyllis West Associates L.P.	0	70,000	70,000

EXHIBIT A

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of [                    , 200  ] (this “Escrow Agreement”), is entered into by and among VNG Acquisition LLC, a Delaware limited liability company (the “Buyer”), Gary E. West, the majority shareholder (the “Majority Shareholder”) of Valley National Gases Incorporated, a Pennsylvania corporation (the “Company”), and [                    ], a National Banking Association, as Escrow Agent (the “Escrow Agent” and, together with Buyer and Majority Shareholder, the “Parties” and each a “Party”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement and the Voting Agreement (each as defined below).

W I T N E S S E T H

WHEREAS, Buyer, VNG Acquisition Inc. a Pennsylvania corporation and a wholly owned subsidiary of Buyer (“Transitory Sub”) and the Company, have entered into an Agreement and Plan of Merger, dated as of November         , 2006 (the “Merger Agreement”), providing for the acquisition of the Company by Buyer, which acquisition is to be effected by the merger of Transitory Sub with and into the Company, with the Company being the surviving entity, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Buyer, the Majority Shareholder and certain other shareholders of the Company have entered into a Voting Agreement, dated as of November         , 2006 (the “Voting Agreement”), pursuant to which the Majority Shareholder has, among other things, agreed to indemnify the Buyer against Costs incurred or suffered by the Buyer or the Company directly or proximately resulting from (i) a breach of any of the representations and warranties of the Company contained in the Merger Agreement and (ii) any litigation, the subject matter of which is welding rod fumes and which arises out of the operation of the business of the Company and its Subsidiaries prior to the Effective Time;

WHEREAS, the Merger Agreement contemplates the due execution and delivery of this Escrow Agreement at, and as a condition to, the Closing.

WHEREAS, the Voting Agreement contemplates the due execution and delivery of this Escrow Agreement and the deposit at the Effective Time of the Escrow Amount into the Escrow Fund (each as defined below) by the Buyer, on behalf of the Majority Shareholder.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties agree as follows:

Appointment. Buyer and Majority Shareholder hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment solely under the terms and conditions set forth herein.

Establishment of Escrow Fund.

At the Effective Time, the Buyer shall, (i) provide written notice to the Escrow Agent that the Closing has occurred and indicating the Closing Date and (i) on behalf of the Majority Shareholder, deposit in escrow with the Escrow Agent $12,500,000 (the “Escrow

Amount”) of the aggregate Merger Consideration payable to the Majority Shareholder pursuant to Section 2.1(d) of the Merger Agreement, to be held in escrow pursuant to the terms of this Escrow Agreement to satisfy any indemnification obligations of the Majority Shareholder pursuant to Section 4 of the Voting Agreement. The Escrow Amount and any and all interest and earnings thereon shall be collectively referred to as the “Escrow Fund”. The Escrow Agent will acknowledge and accept the deposit by the Buyer of the Escrow Amount into the Escrow Fund and shall hold and administer the Escrow Fund solely in accordance with the terms and conditions set forth in this Escrow Agreement.

No part of the Escrow Fund may be withdrawn or distributed from the escrow established hereunder without the prior written instructions to the Escrow Agent signed by both the Buyer and the Majority Shareholder (each such instruction, a “Joint Instruction”), except as expressly provided in Section 4 of this Escrow Agreement. There shall be no limit on the number of Joint Instructions that may be sent to the Escrow Agent during the effectiveness of this Agreement; provided, however, the aggregate amount of the Joint Instructions, if any, shall not exceed the Escrow Fund.

Reports on Escrow Fund. Upon receipt of the Escrow Amount, and thereafter on a monthly basis until the termination hereof, the Escrow Agent shall deliver to each of the Buyer and the Majority Shareholder a written report setting forth (i) the amount of any cash held in the Escrow Fund as of the date of such report, (ii) a description of any other property held in the Escrow Fund as of the date of such report and (iii) a summary of all payments from the Escrow Fund, if any, made during the preceding month.

Distributions from the Escrow Fund. The Escrow Agent is directed to hold and distribute the Escrow Fund in the following manner:

Joint Instructions. Upon the Escrow Agent’s receipt of a Joint Instruction directing the Escrow Agent to disburse all or any part of the Escrow Fund, the Escrow Agent will release such amount from the Escrow Fund strictly in accordance with such Joint Instruction. Buyer and Majority Shareholder each agree to prepare and sign, as required from time to time, a Joint Instruction that directs the Escrow Agent to distribute cash held in the Escrow Fund pursuant to and in accordance with Section 4 of the Voting Agreement, once payments pursuant to Section 4 of the Voting Agreement are determined to be due and payable.

Court Order. Upon the Escrow Agent’s receipt of a certified copy of a purportedly final, non-appealable order of a court of competent jurisdiction ordering the Escrow Agent to disburse all or part of the Escrow Fund, the Escrow Agent will make such disbursement from the Escrow Fund in accordance with such court order.

Interest and Earnings. Promptly, but no later than ten business days, after the end of each calendar quarterly period, the Escrow Agent shall disburse to the Majority Shareholder all interest and earnings on the Escrow Account during such calendar quarterly period.

Release Date. Promptly, but no later than two business days, after the Escrow Fund Release Date (as defined below), the Escrow Agent shall disburse to the Majority Shareholder the remaining amount held in the Escrow Fund, if any; provided, however, that, if the Buyer has previously given any Claim Notices that have not been resolved in accordance with Section 4 of the Voting Agreement, the Escrow Agent shall retain in the Escrow Fund after the Escrow Fund Release Date an amount equal to the lesser of (i) the remaining amount held in the Escrow Fund on the Escrow Fund Release Date (excluding any interest or earnings on the Escrow Amount) and (ii) the aggregate Claimed Amount covered by all Claim Notices that have not been resolved (the “Retained Amount”). The Buyer and the Majority Shareholder shall promptly upon resolution of such claims (whether by mutual agreement, arbitration, judicial decision or otherwise), provide a Joint Instruction to the Escrow Agent with respect to the disbursement of the Retained Amount (which Joint Instruction shall be consistent with the terms of the resolution of such claims). For purposes hereof, “Escrow Fund Release Date” shall mean the date which falls on the date of the third anniversary of the Closing Date.

Manner of Distributions. All disbursements hereunder to be made in cash shall be made by the Escrow Agent by wire transfer of immediately available funds to such account(s) as may be designated in writing to the Escrow Agent by the Party entitled to such payment.

Escrow Agent; Investment of Escrow Fund.

The Escrow Agent shall deal with the Escrow Fund only in accordance with (i) this Escrow Agreement, (ii) Joint Instructions or (iii) court orders given in conformity with this Escrow Agreement. In the event the Escrow Agent shall have received written notice of a dispute between Buyer and the Majority Shareholder, the Escrow Agent shall have no duty to determine whether a dispute exists between such Parties or whether the dispute is a bona fide dispute. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed in good faith by it to be genuine and to have been signed or presented by the proper Party or Parties. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys appointed with due care and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable to any Party for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to such Party. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by the other Parties or by a final non-appealable order or judgment of a court of competent jurisdiction.

Upon receipt of any portion of the Escrow Fund, the Escrow Agent will promptly invest the Escrow Fund in (i) direct obligations of, or obligations fully guaranteed by the United States of America or any agency thereof, (ii) demand deposit accounts insured by the FDIC issued by commercial banks having combined capital, surplus, and undivided profits of not less than $100,000,000, (iii) money market mutual funds authorized solely to invest in any of the above, or (iv) other investments approved by the Buyer and the Majority Shareholder. In the absence of duly authorized and complete directions regarding the investment of the Escrow

Fund, the Escrow Agent shall automatically invest and reinvest the same in units of the money market funds identified on Schedule A attached hereto and incorporated herein, which funds may be managed by an affiliate of the Escrow Agent.

Succession.

The Escrow Agent may (i) resign and be discharged from its duties or obligations hereunder by giving at least 30 calendar days advance notice in writing of such resignation to the other Parties specifying a date when such resignation shall take effect or (ii) be removed and be discharged from its duties or obligations hereunder by the delivery of Joint Instructions to the Escrow Agent specifying a date when such removal shall take place. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further action, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

In case the office of the Escrow Agent shall become vacant for any reason, the Buyer and Majority Shareholder shall appoint a bank or trust company with an office in New York, New York, having a net worth (as reflected in its latest publicly available certified financial statements) in excess of $500,000,000 as successor to the Escrow Agent (the “Successor Escrow Agent”) hereunder by an instrument or instruments in writing executed by the Buyer and Majority Shareholder and delivered to such Successor Escrow Agent, and give notice of such to the retiring Escrow Agent, whereupon such Successor Escrow Agent shall succeed to all rights and obligations of the retiring Escrow Agent as if this Escrow Agreement were originally executed by such Successor Escrow Agent, and the retiring Escrow Agent shall deliver to such Successor Escrow Agent the Escrow Fund and all related records and documents. If no Successor Escrow Agent shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation by the Escrow Agent in accordance with Section 7(a) above, the retiring Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor or for other appropriate relief. Upon any delivery of the Escrow Fund under this Section 7, all of the Escrow Agent’s obligations under this Escrow Agreement shall cease and terminate. The Escrow Agent’s sole responsibility following 30 calendar days after its notice of resignation given under this Section 7 shall be to safekeep the Escrow Fund.

Fees.

The Escrow Agent shall charge fees as set forth in Schedule B hereto (the “Fees”). Except as otherwise noted, such Fees shall cover account acceptance, any set up and termination expenses, plus usual and customary related administrative services such as safekeeping, investment, and payment of funds specified in this Escrow Agreement. Activities requiring excessive administrator time or out-of-pocket expenses, such as optional substitution of collateral or securities or expenses incurred in connection with the opening of accounts at other banks with respect to the Escrow Fund, and related transactions, shall be deemed extraordinary expenses for which reasonable related costs, transaction charges, and additional fees shall be paid to the Escrow Agent by the Parties promptly after they become due. One-half of the Fees and all other costs, charges and fees referred to above shall be paid to the Escrow Agent by the Buyer and one-half shall be paid to the Escrow Agent out of the Escrow Fund.

The Escrow Agent shall charge any other reasonable and direct out-of-pocket expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by the Escrow Agent in connection with the performance, modification and termination of this Escrow Agreement, all of which shall be paid to the Escrow Agent by the Parties promptly after they become due. One-half of such expenses shall be paid to the Escrow Agent by the Buyer and one-half shall be paid to the Escrow Agent out of the Escrow Fund.

Indemnity. Buyer and Majority Shareholder shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents against all damages and liabilities, and all expenses, disbursements, and reasonable attorneys’ fees incurred in connection therewith, which it in good faith may incur or suffer in connection with or arising out of this Escrow Agreement or its acceptance of its appointment as the Escrow Agent, except for such liabilities, damages, expenses, disbursements, damages and attorneys’ fees incurred by reason of the gross negligence or willful misconduct of the Escrow Agent or any agent employed by the Escrow Agent in carrying out its obligations under this Escrow Agreement. As between the Buyer and the Majority Shareholder, each of them shall be liable for one-half of any amounts paid to the Escrow Agent pursuant to the preceding sentence. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. This provision shall survive the removal or resignation of the Escrow Agent or the termination of this Escrow Agreement.

Taxes. The Majority Shareholder agrees that, for U.S. federal income tax purposes, income and gain earned on the Escrow Amount shall be treated as earned by the Majority Shareholder. The Majority Shareholder shall submit completed W-9 or W-8 forms to the Escrow Agent at or before the execution of this Escrow Agreement. Failure to provide such information may incur a penalty and cause the Escrow Agent to be required to withhold tax on any interest payable hereunder. Any payments of income shall be subject to applicable United States withholding regulations then in force.

Representations and Warranties. Each of the Parties individually (and only with respect to itself) hereby represents and warrants as of the date hereof that:

Such Party, if other than a natural person, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into this Escrow Agreement and perform its obligations hereunder.

The execution, delivery and performance by such Party, if other than a natural person, of this Escrow Agreement and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all necessary organizational action of the board of directors or similar governing body of such Party, and no other action on the part of such Party is necessary for the execution, delivery and performance by such Party of this Escrow Agreement and the consummation by such Party of the transactions contemplated hereby. This Escrow Agreement has been duly executed and delivered by such Party and is a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

Except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of such Party to consummate the transactions contemplated hereby, the execution, delivery and performance by such Party of this Escrow Agreement and the consummation by such Party of the transactions contemplated hereby will not: (i) violate any provision of law, rule or regulation, order, judgment or decree applicable to such Party; (ii) require any consent or approval of, or filing or notice to, any governmental authority under any provision of law applicable to such Party; (iii) violate any provision of the organizational documents of such Party, if other than a natural person; and (iv) require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by such Party or any of its Affiliates under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which such Party is a party or by which such Party or any of its assets is bound or encumbered.

There are no claims, actions, suits, proceedings or orders pending, or to such Party’s knowledge, threatened against or affecting such Party at law or in equity, before or by any governmental authority, and such Party is not subject to any order, writ, injunction, judgment or decree of any court or any governmental authority rendered specifically against such Party, which individually or in the aggregate, would or seeks to, enjoin, rescind or delay the transactions contemplated by this Escrow Agreement or otherwise hinder such Party from timely complying with the terms and provisions of this Escrow Agreement.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if sent by registered mail, delivered personally during normal business hours of the recipient on a day on which banks are generally open for the transaction of normal business in the city in which the recipient is located, telecopied in a manner which produces a written confirmation of receipt or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice), provided that in each case the date of receipt shall be the date of delivery to the party during normal business hours, or in the case of delivery outside normal business hours, on the next Business Day:

if to the Buyer, to:

Caxton-Iseman Capital, Inc.

500 Park Avenue

New York, NY 10022

Facsimile: 212-832-9450

Attention: Joost F. Thesseling

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Facsimile: 212-455-2502

Attn: Alan Klein, Esq.

if to the Escrow Agent, to:

[                    ]

[                    ]

[                    ]

New York, New York [ ]
Attention:	[ ]
Telephone:	[ ]
Telecopy:	[ ]

if to the Majority Shareholder, to:

Gary E. West

[                    ]

[                    ]

[ ], West Virginia [ ]
Attention:	[ ]
Telephone:	[ ]
Telecopy:	[ ]

with a copy to (which shall not constitute notice):

[                    ]

[                    ]

[                    ]

[ ], [ ] [ ]
Attention:	[ ]
Telephone:	[ ]
Telecopy:	[ ]

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in this Section 12 is authorized or required by law or executive order to remain closed.

Termination of this Escrow Agreement. This Escrow Agreement shall terminate upon the later of (i) the Escrow Fund Release Date and (ii) the date on which the Retained Amount, if any, is distributed to the Buyer and/or the Majority Shareholder in accordance with Section 4 of this Agreement. Upon any termination of this Escrow Agreement pursuant to this Section 13 and subject to the provisions of Section 4(c) above, this Escrow Agreement shall forthwith become void and of no further force or effect, and no Party shall have any liability to the other Parties or their respective affiliates, directors, officers or employees; provided nothing in this Section 13 shall relieve any Party from any liability for any breach of such Party’s covenants or agreements contained in this Escrow Agreement prior to such termination or for any breach of such Party’s representations and warranties under this Escrow Agreement prior to such termination.

Entire Agreement. This Escrow Agreement (including the schedules attached hereto) constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, written or oral, between the Parties with respect to the subject matter hereof and thereof, other than in the case of the Majority Shareholder and Buyer, the Confidentiality Agreement, Voting Agreement, the Merger Agreement and any ancillary agreements related thereto, which shall remain in full force and effect.

Assignability. Neither this Escrow Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Buyer may assign any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary or affiliate of the Buyer. Subject to the preceding sentence, this Escrow Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. The Escrow Agent reserves the right to be provided with documentation from the newly assigned party including but not limited to their completed W-9 or W-8 tax forms before such assignment takes effect.

No Third-Party Beneficiaries. Nothing in this Escrow Agreement, expressed or implied, shall confer or is intended to confer on any person other than the Parties or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Escrow Agreement.

Amendment; Waiver. This Escrow Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Escrow Agreement. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Escrow Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Escrow Agreement. The failure of any Party to assert any of its rights under this Escrow Agreement or otherwise shall not constitute a waiver of those rights. The waiver by any Party of a breach of any provisions of this Escrow Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section Headings. The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

Severability. Any term or provision of this Escrow Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Counterparts. This Escrow Agreement may be executed in counterparts, all of which may be delivered by facsimile transmission or otherwise in accordance with Section 12, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Escrow Agreement as to the Parties and may be used in lieu of the original Escrow Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signature for all purposes.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Venue. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the City of New York in the event any dispute that the Parties fail to resolve arises out of this Escrow Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Escrow Agreement in any court other than a federal or state court sitting in the State of New York.

24. Security Procedures. In the event funds transfer instructions are given, whether in writing or by telecopier, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule C hereto (“Schedule C”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule C. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule C, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of, in case of the Buyer, executive officers (“Executive Officers”) which shall include the titles of                                         , as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parties to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or a bank designated as an intermediary bank. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

IN WITNESS WHEREOF, each of Buyer, the Majority Shareholder and the Escrow Agent has caused this Escrow Agreement to be executed by its authorized officer thereunto duly authorized as of the date first above written.

ESCROW AGENT:

[ ]

By:
Name:	[ ]
Title:	[ ]

BUYER:
VNG ACQUISITION LLC

By:
Name:	Frederick J. Iseman
Title:	Senior Managing Director

By:
Name:	Joost F. Thessling
Title:	Vice President

MAJORITY SHAREHOLDER: Gary E. West

SCHEDULE A

Money Market Funds

SCHEDULE B

Fees

Escrow Agent’s Compensation: $[                    ] per annum, with pro ration for partial years

Schedule C

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number	Signature
1.

2.

If to Majority Shareholder:

Name	Telephone Number	Signature

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number
1.
2.

If to Majority Shareholder:

Name	Telephone Number

Telephone call backs shall be made to both the Buyer and Majority Shareholder if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.